ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20070024465-70
Ross Miller Secretary of State State of Nevada	Filing Date and Time 01/12/2007 1:15 PM
	Entity Number E0022832007-6

Articles of Incorporation

(PURSUANT TO NRS 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	SUN OPPORTUNITY I INC.
2. Resident Agent Name and Street Address: (must be a Nevada address where process may be served)	United Corporate Services, Inc. (Name) 202 South Minnesota Street (MANDATORY) Physical Street Address; Carson City (City); Nevada 89703 (Zip Code) (OPTIONAL) Mailing Address; City; State; Zip Code
3. Shares: (number of shares corporation is authorized to issue)	Number of shares with par value: 205,000,000; Par value per share: $.001; Number of shares without par value: see rider
4. Names & Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than 3 directors/trustees)	1. Martin Chopp (Name) 1129 East 22nd Street (Street Address); Brooklyn (City); NY (State); 11210 (Zip Code) 2. Name Street Address; City; State; Zip Code 3. Name Street Address; City; State; Zip Code
5. Purpose: (optional - see instructions)	The purpose of this Corporation shall be:
6. Name, Address and Signature of Incorporator: (attach additional page if more than 1 incorporator)	Michael A. Barr (Name); X [signature] (Signature) 10 Bank St. Ste. 560 (Address); White Plains (City); NY (State); 10606 (Zip Code)
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. X [signature] Authorized Signature of R. A. or On Behalf of R. A. Company; Jan. 12, 2007 (Date) Michael A. Barr, President

This form must be accompanied by appropriate fees.

FOURTH: (a) The corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
COMMON	200,000,000	$.001
PREFERRED	5,000,000	$.001

(b) The designations and the powers, preferences and rights, and the qualifications or restrictions thereof are as follows:

1. The holders of the Common shares shall be entitled to vote in all matters requiring shareholder approval including the election of directors and the holders of the Preferred shares shall have no voting rights whatsoever except as are expressly required by law.

2. The holders of the Preferred shares shall be entitled to receive dividends, distributed ratable, before any dividends are declared and paid to the holders of the Common shares.

3. The holders of the Preferred shares shall be entitled, upon dissolution or liquidation of the corporation, to share in the assets of the corporation, ratably, in an aggregate amount equal to the par value of the shares held before any such distribution is made of the holders of the Common shares.

The designations and the powers, preferences and rights, and the qualifications or restrictions thereof are as follows:

The Preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issuance of such shares as adopted by the Board of Directors; the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series, the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative, the redemption price or prices for the particular series, the voting powers for the particular series, the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for the subsequent adjustment of such conversion rights, the rights, if any, of the particular series

to participate in distributions or payments upon liquidation, dissolution or winding up of the corporation, and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

All the Preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein.